Investor Relations Contact
Sandra Buschau
Tel:(604) 684-4691
E-mail: sandy@ipm.bc.ca

Trading Symbol:
ITAC:OTCBB, Frankfurt, Berlin

FOR IMMEDIATE RELEASE

INTACTA Demonstrates Biometric Security Capabilities

INTACTA.CODE Used in Access Control System

Atlanta, GA, June 5, 2001: INTACTA Technologies, Inc. (OTCBB:ITAC) announced today the successful integration of its INTACTA.CODE software with a biometric security application from Imagis Technologies Inc. When combined with contactless cards provided by Smart Card Technologies the three companies demonstrated a very secure and non-intrusive means of access control. The demo was featured at the CTST security show in Las Vegas, Nevada recently.

By combining facial recognition, contactless smartcards and secure encryption, the technologies provide a totally secure and totally passive solution. For example, as part of a secure facility entrance, a photo is taken as part of an employee's security process and encoded using Imagis' ID-2000 facial recognition, and then stored using the Intacta encryption methodology onto the specialized RFID SmartCard. When the employee subsequently walks into the building carrying the card anywhere on his person, he will pass by a reader at the entrance, which will read the ID from the SmartCard. This will trigger a video camera focused on the gate area to capture the facial image of the employee. The image will then be encoded in real-time and compared to the encoding of the individual stored in the database (or on the card). If it matches, the door will open. If not, the door will not open, and security personnel will be notified.

"Using INTACTA.CODE for biometric encoding adds yet another layer of security and functionality," said Noel Bambrough, CEO of Intacta technologies, Inc. "Working with partners such as Imagis and Smart Card bring a total, integrated solution to security customers."

About INTACTA.CODE
Originally developed for military use, INTACTA.CODE software uses 256-factoral encoding to secure virtually any data - from paper to mainframe. INTACTA.CODE not only secures information during transmission from backend systems to mobile computing devices such as PDAs or to PCs, but also continues to secure the information while it resides on any computing device. These security features solve the most vexing problems facing an enterprise considering the introduction or expanded use of mobile computing devices and applications, or for companies considering distribution of electronic information such as e-books or MP3 music files. In addition to its security features, INTACTA.CODE has robust error correction capability allowing it to transport and store data reliably in hostile environments.

The latest version of the INTACTA.CODE Enterprise Edition SDK supports C++, Java and Java Enterprise Beans, Visual Basic and WebSphere environments. A trial SDK for the Windows environment is available for developers at the Intacta web site, http://www.intacta.com.

Applications Now Incorporating INTACTA.CODE

  INTACTA.CODE Enterprise SDK is used by Intertek Testing Services (ITS), the world's largest import/export testing service, to encode and transmit custom's declaration documentation simultaneously in electronic and printed formats.

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Intacta Technologies Inc.
News Release, June 5, 2001

  INTACTA has developed prototype microbrowsers for Palm and Pocket PC OS devices, allowing completely secure, compressed wireless transmission of data to hand held devices as well as storage on these devices. These browsers now work seamlessly with the INTACTA.CODE SDK.
  INTACTA has developed an INTACTA.CODE transcoder for IBM's WebSphere Pervasive Computing platform, enabling an estimated 10 thousand developers to create applications that will - safely and securely - transmit strongly encrypted and highly resilient data to handheld, wireless devices such as Palm Pilots and WAP Phones.
  In February Fujitsu, LTD of Japan launched an online ASP service for the encoding/decoding of data using INTACTA.CODE engines. The service is used by publishers, developers and businesses seeking to transmit data securely over the Internet or through email or fax.
  INTACTA.CODE is used to create digital files from paper based product registrations, streamlining the electronic registration of products for companies such as Hewlett-Packard.

About INTACTA™ Technologies Inc.
INTACTA (OTCBB:ITAC) is a U.S. based software company headquartered in Atlanta, Georgia. The Company develops and markets software components designed to bridge enterprise communications and management information systems across digital and non-digital media. INTACTA licenses INTACTA.CODE as a SDK for seamless and transparent integration within any application or device. More information about INTACTA.CODE SDKs may be found at http://www.intacta.com.

About Imagis Technologies
Imagis Technologies Inc., (OTCBB: IGSTF) is an independent software developer of biometric solutions. Its ID-2000 facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000 forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis' product suite includes the flagship criminal database application CABS, used by numerous law enforcement agencies. CABS provides an integrated view of data, arrest and booking information, evidence tracking and images, including faces. Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations including airports and casinos. Imagis markets its products through a global network of business partners. For more information visit Imagis at http://imagistechnologies.com or call (604) 684-2449.

Forward-looking statements
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Media Contact:
Steve Bosak
SRB Communications
630-406-6130
steve@srbcomm.com

Company Contacts:
Noel Bambrough
Intacta Technologies Inc.
404-880-9919
nbambrough@intacta.com

All product names mentioned are trademarks or registered trademarks of their respective holders and are used for identification purpose only.

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